Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008

SAN DIEGO, CA, February 25, 2009 — DJO Incorporated (formerly named ReAble Therapeutics, Inc.) (“DJO” or the “Company”), a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (formerly named ReAble Therapeutics Finance LLC) (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2008.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (“DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated. Prior to the DJO Merger, DJO Opco was a publicly traded company listed on the New York Stock Exchange under the symbol “DJO.”  On November 3, 2006, an affiliate of Blackstone Capital Partners V L.P. acquired all of the outstanding shares of capital stock of ReAble in a merger transaction (the “Prior Transaction”).

Fourth Quarter Results

DJOFL achieved actual net sales for the fourth quarter of 2008 of $247.0 million, reflecting growth of 44.7 percent over actual net sales of $170.7 million in the fourth quarter of 2007, driven in large part by recent acquisitions.  In 2007, in addition to the DJO Merger, the Company completed acquisitions of IOMED, Inc. and The Saunders Group, Inc. in August 2007 and July 2007, respectively, and of two immaterial businesses.  Collectively, these acquisitions are referred to as the “Other Acquisitions.”  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the fourth quarter of 2008 would have reflected growth of approximately 3.6 percent, compared to $238.4 million for the fourth quarter of 2007.  Sales for the fourth quarter of 2008 were reduced by $5.9 million due to unfavorable changes in foreign exchange

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rates from the rates in effect in the fourth quarter of 2007.  On a constant currency basis, sales in the fourth quarter of 2008 grew 6.1 percent over pro forma sales in the fourth quarter of 2007.

For the fourth quarter of 2008, DJOFL reported a net loss of $38.4 million, compared to a net loss of $57.3 million for the fourth quarter of 2007.  The results for the current and prior year fourth quarter periods were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and the Other Acquisitions.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the fourth quarter of 2008, before future cost savings to be achieved related to the DJO Merger, was $54.5 million, or 22.1 percent of net sales, reflecting growth of $15.3 million, or 39.1 percent, compared with pro forma Adjusted EBITDA, before future cost savings, of $39.2 million, or 16.4 percent of net sales, achieved in the fourth quarter of 2007.  The improvement is primarily attributable to growth in the Company’s business and to cost savings realized in connection with the integration of the Other Acquisitions and the DJO Merger.

Full Year 2008 Results

For the full year 2008, net sales were $980.2 million, reflecting an increase of approximately 99.2 percent, compared with net sales of $492.1 million for 2007, driven in large part by the DJO Merger and the Other Acquisitions, as well as continued growth across the Company’s operating segments.  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the full year 2008 would have reflected growth of approximately 5.9 percent, compared to pro forma sales of $925.3 million for the full year 2007.

For the full year 2008, the net loss was $97.8 million, compared to a net loss of $82.4 million for the full year 2007.  The results for both years were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and the Other Acquisitions, and the 2007 results were also impacted by non-recurring charges and other adjustments related to the Prior Transaction and certain other acquisitions completed by ReAble in 2006.

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Adjusted EBITDA for the full year of 2008, before future cost savings to be achieved related to the DJO Merger, was $214.4 million, or 21.9 percent of net sales, reflecting growth of $30.3 million, or 16.4 percent, compared with pro forma Adjusted EBITDA, before future cost savings, of $184.1 million, achieved in the full year of 2007.  For the year ended December 31, 2008, Adjusted EBITDA was $259.6 million, or 26.5 percent of net sales, including future cost savings to be achieved related to the DJO Merger of $45.2 million.

Cash flow from operations was strong at $49.0 million in the fourth quarter, before cash interest paid of $72.7 million, including semi-annual interest payments of approximately $43.0 million on the Company’s 10.875% senior notes and 11.75% senior subordinated notes, which are made in the second and fourth quarters of each year.  The Company had cash balances of $30.5 million at December 31, 2008 and available liquidity of $76 million under its revolving line of credit.

“We are pleased to report our first full year as the new DJO, since merging DJO with ReAble Therapeutics in November 2007,” said Les Cross, president and chief executive officer of DJO.  “By nearly all measures, it was a great year for DJO.  We achieved a number of significant merger-related milestones and continued to penetrate our markets.  The year was made possible by the hard work of our employees who simultaneously integrated the operations of two legacy businesses, implemented many new cost savings initiatives across the new organization, and maintained the sales momentum within each business segment.  By the year’s end, our sales had grown nearly 6%, on a pro forma basis, to $980 million, with each of our three business segments contributing to the gains, and our adjusted EBITDA had grown by over 16%, compared to pro forma fiscal year 2007, or more than double the rate of our sales growth.

“The success of our efforts throughout 2008 enabled the Company to end the year with a strong fourth quarter finish.  Fourth quarter sales, excluding the effects of changes in foreign exchange rates, grew 6.1% over pro forma sales from the fourth quarter of 2007.  Our fourth quarter adjusted gross profit margins improved sequentially from the third quarter of 2008 by 90 basis points to 62.8%.  Excluding the effects of fourth quarter changes in foreign exchange rates, fourth quarter adjusted EBITDA would have been $56.4 million, or 22.2% of net sales.

“Looking at the performance of our business segments for the fourth quarter of 2008, sales in our Domestic Rehabilitation segment, which is made up of our Bracing and Supports, Empi, Regeneration and Chattanooga business units, grew by 6.3% over pro forma sales for the fourth quarter of 2007.  Once again, this result was led by strong sales from our Regeneration business.

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“Reported growth in our International Rehabilitation segment was significantly impacted in the fourth quarter as the U.S. dollar strengthened against foreign currencies.  On a constant currency basis, fourth quarter International Rehabilitation sales grew 7.3%, compared to pro forma International Rehabilitation sales in the fourth quarter of 2007.  This growth rate reflects acceleration from previous quarterly results and reflects approximately twice the market’s estimated rate of growth.

“And finally, fourth quarter sales in our Surgical Implants segment grew 4.7% over sales in the fourth quarter of 2007.  Growth in the quarter was again driven by knees and shoulders, but was impacted by a delay in certain new product launches.  We expect to see improving sales growth as we move forward into 2009, driven in part by several new products, which are scheduled to be launched this year.

“From an operations perspective, we accomplished the majority of our merger-related initiatives that we set at the beginning of the year. We generated meaningful cost savings in 2008 and continue to expect additional savings in 2009, exceeding our original estimates.  We also adopted a very positive new culture and value system for DJO, which will drive the achievement of our mission to deliver outstanding sales and customer service, operational excellence, and to continuously improve all that we do.

“With most of the merger-related integration behind us and the cost reduction initiatives progressing, we turn our attention to 2009.  While we expect 2009 to be another year of operational excellence for DJO, our primary focus for 2009 is on revenue acceleration based on enhanced sales force productivity and a robust pipeline of new products.

“DJO’s new product pipeline is rich, with new introductions planned in 2009 in just about every segment of our business.  This week, we are showcasing a sampling of these new products at the 2009 American Academy of Orthopedic Surgeons meeting (AAOS) in Las Vegas, NV.

“We also have several new sales campaigns underway to drive new and existing business deeper into our sales channels by educating more of our existing and new customers about the depth and breadth of the new DJO.  DJO has one of the broadest product lines in the industry and this makes the Company unique in its ability to cover the entire patient experience from injury prevention to joint replacement and through virtually every aspect of physical therapy, rehabilitation and pain control.  We are focused on better communicating our extensive product offering, and also on enhancing our

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capabilities with new products and services to further benefit the patients who use our products and the healthcare professionals who prescribe them.

“We also have taken the opportunity recently to make a small international expansion.  We acquired our Australian distributor, DonJoy Orthopaedics Pty. Ltd., in early February 2009.  For the past several years, this distributor has focused on selling DJO’s orthopedic rigid bracing and soft goods.  The business has grown to a size where it made sense for us to acquire it to sell directly to customers in the Australian market.  The acquisition provides DJO with an opportunity to benefit from the in-market margins, but also to leverage the strength of this Bracing and Supports business to cross-sell other DJO portfolio products.

“While we are very excited about our prospects in 2009, we remain mindful of the current global economic climate.  To a certain extent, our success in 2009 will depend on how protracted the world’s economic recession becomes, and whether or not our markets become more impacted than they are today.  Along with most orthopedics companies, we don’t currently forecast a material downturn in our business because we believe that the market drivers of the orthopedics industry should remain relatively healthy, even in a recessionary environment.  Having said this, we will continue to refine our outlook as the year progresses.  We also believe that DJO’s business segments should be able to grow faster than the prevailing market rates of growth, based on DJO’s strong market share, diversified product line and broad geographical footprint.

“Although it is impossible to accurately predict the extent to which the current economic environment may impact our short-term results, we continue to target long-term revenue growth rates for DJO in the mid to high single digits.  For 2009, our reported growth rates, based on our consolidated U.S. dollar results, will be unfavorably impacted by changes in foreign exchange rates.  In spite of the headwinds created by the economy and foreign exchange, we expect to see solid growth in our gross profit margins and our EBITDA margins in 2009 based on realizing the full year benefit of our 2008 cost savings and the incremental benefit of the additional cost savings we expect in 2009, combined with the benefits of our revenue growth.

“The first quarter of 2009 will be a particularly short quarter for us, with fewer shipping days than in the first quarter of 2008 and greater impact in the first week of the period from the holidays. The reduced shipping days, combined with unfavorable impact from changes in foreign exchange rates, make it likely that first quarter revenue will reflect a modest decline from revenue reported in the first quarter of 2008. Our first quarter profitability will be impacted by this decline in revenue, as well as the fact that sales and marketing expenses are generally seasonally highest in the first quarter due to the timing of several national sales meetings and large industry events, such as AAOS.”

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Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 11:00 AM, Eastern Time today, February 25, 2009.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 86288552.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations regarding the current market conditions relative to the U.S. economy, U.S. and global recessions, sales and Adjusted EBITDA for 2009, gross profit margin expansion, cost reduction programs and future free cash flow.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The

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Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International Rehabilitation and Surgical Implant segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase free cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 with the Securities and Exchange Commission.  Additional risk factors are detailed in DJOFL’s Prospectus filed on July 2, 2008 and Form 10-Q filed on November 7, 2008, both with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Years Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$247,028	$170,743	$980,194	$492,134
Cost of sales	94,197	74,439	374,080	205,864
Gross profit	152,831	96,304	606,114	286,270
Operating expenses:
Selling, general and administrative	112,862	117,073	445,396	271,163
Research and development	6,259	8,934	26,938	21,047
Amortization and impairment of acquired intangibles	41,539	13,176	98,954	33,496
Operating income (loss)	(7,829)	(42,879)	34,826	(39,436)
Other income (expense):
Interest income	476	461	1,662	1,132
Interest expense	(43,407)	(29,284)	(173,162)	(72,409)
Other income (expense), net	(8,225)	480	(9,134)	742
Loss on early extinguishment of debt	—	(14,539)	—	(14,539)
Loss before income taxes and minority interests	(58,985)	(85,761)	(145,808)	(124,510)
Benefit for income taxes	(20,844)	(28,580)	(49,071)	(42,503)
Minority interests	256	137	1,049	415
Net loss	$(38,397)	$(57,318)	$(97,786)	$(82,422)

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DJO Finance LLC

Unaudited Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$30,483	$63,471
Accounts receivable, net	164,618	154,767
Inventories, net	103,166	110,904
Deferred tax assets, net	34,039	28,999
Prepaid expenses and other current assets	16,923	17,319
Total current assets	349,229	375,460
Property and equipment, net	86,262	81,645
Goodwill	1,191,566	1,201,282
Intangible assets, net	1,260,472	1,360,361
Other non-current assets	52,601	67,524
Total assets	$2,940,130	$3,086,272

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Accounts payable	$42,752	$43,576
Accrued interest	10,966	10,131
Long-term debt and capital leases, current portion	11,549	14,209
Other current liabilities	91,129	93,636
Total current liabilities	156,396	161,552
Long-term debt and capital leases, net of current portion	1,832,044	1,818,598
Deferred tax liabilities, net	329,503	386,659
Other non-current liabilities	22,078	13,260
Total liabilities	2,340,021	2,380,069

Minority interests	1,743	1,215

Commitments and contingencies

Membership equity:
Additional paid-in capital	824,235	822,854
Accumulated deficit	(221,842)	(124,056)
Accumulated other comprehensive income (loss)	(4,027)	6,190
Total membership equity	598,366	704,988
Total liabilities, minority interests, and membership equity	$2,940,130	$3,086,272

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Years Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales:
Domestic Rehabilitation Segment	$181,458	$118,762	$700,129	$331,550
International Rehabilitation Segment	52,418	39,618	228,539	113,034
Surgical Implant Segment	18,305	17,488	73,429	66,591
Intersegment revenues	(5,153)	(5,125)	(21,903)	(19,041)
Consolidated net sales	$247,028	$170,743	$980,194	$492,134
Gross profit:
Domestic Rehabilitation Segment	$108,932	$62,591	$417,574	$182,763
International Rehabilitation Segment	30,422	20,787	135,427	57,467
Surgical Implant Segment	13,643	13,108	54,857	47,037
Expenses not allocated to segments/Eliminations	(166)	(182)	(1,744)	(997)
Consolidated gross profit	$152,831	$96,304	$606,114	$286,270
Operating income (loss):
Domestic Rehabilitation Segment	$16,658	$(19,925)	$66,065	$(7,540)
International Rehabilitation Segment	5,567	(169)	29,232	1,133
Surgical Implant Segment	2,660	(568)	8,217	2,322
Expenses not allocated to segments/Eliminations	(32,714)	(22,217)	(68,688)	(35,351)
Consolidated operating income (loss)	$(7,829)	$(42,879)	$34,826	$(39,436)

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DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2008

(unaudited)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three and twelve months ended December 31, 2008.

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
	(unaudited)	(unaudited)
(in thousands)
Net loss	$(38,397)	$(97,786)
Interest expense, net	42,931	171,500
Income tax benefit	(20,844)	(49,071)
Depreciation and amortization	47,704	122,551
Non-cash items (a)	177	6,081
Non-recurring items (b)	12,555	44,325
Other adjustment items, before projected cost savings (c)	10,370	16,817
Other adjustment items—projected cost savings applicable for the twelve month period only (d)	—	45,200
Adjusted EBITDA	$54,496	$259,617

(a)                                  Non-cash items are comprised of the following:

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
	(unaudited)	(unaudited)
(in thousands)
Stock compensation expense	$177	$1,381
Purchase accounting adjustments (1)	—	4,700
Total non-cash items	$177	$6,081

(1)                                  Purchase accounting adjustments for the year ended December 31, 2008 represents expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger.

(b)                                 Non-recurring items are comprised of the following:

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
	(unaudited)	(unaudited)
(in thousands)
Employee severance and relocation (1)	$2,267	$11,237
Integration expense (2)	10,288	33,088
Total non-recurring items	$12,555	$44,325

(1)                                  Severance for the three months ended December 31, 2008 included $0.8 million and $1.5 million of employee severance incurred in connection with the DJO Merger and other recent acquisitions, respectively.  Severance for the year ended December 31, 2008 included $2.8 million of separation expense in connection with the termination of one of the Company’s executive officers, and $5.7 million and $2.7 million of employee severance incurred in connection with the DJO Merger and other recent acquisitions, respectively.

(2)                                  Integration expense for the three months ended December 31, 2008 included $7.6 million of integration costs incurred in connection with the DJO Merger and $2.7 million related to the implementation of our new global ERP system.  Integration expense for the year ended December 31, 2008 included $23.1 million, $1.6 million, and $2.7 million of integration costs incurred in connection with the DJO Merger, the IOMED acquisition, and other recent acquisitions, respectively. Also included for year ended December 31, 2008 was $5.2 million related to the implementation of our new global ERP system.

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(c)                                  Other adjustment items, before cost savings, are comprised of the following:

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
	(unaudited)	(unaudited)
(in thousands)
Transaction expenses (1)	$1,812	$7,525
Minority interest	256	1,049
Other (2)	8,302	8,243
Total other adjustment items, before cost savings	$10,370	$16,817

(1)                                  Included $1.8 million and $7.0 million of Blackstone monitoring fees for the three months and year ended December 31, 2008, respectively.

(2)                                  Included net foreign currency transaction losses, the settlement of a litigation contingency, and the write off of an investment.

(d)                                 Includes projected cost savings of $45.2 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger.

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